Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

 Focus Impact Acquisition Corp.
(Exact Name of Registrant as Specified in its Charter)

 Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	New PubCo Common Shares (1)	457(f)(1)	25,163,562	$11.34(6)	$285,354,793.08	.00014760	$42,118.37
Fees to Be Paid	Equity	Redeemable Warrants to purchase New PubCo Common Shares (2)	457(g)	23,725,000	—	—	—	—(9)
Fees to Be Paid	Equity	New PubCo Common Shares underlying Redeemable Warrants(3)	457(g)	23,725,000	$11.50(7)	$272,837,500.00	.00014760	$40,270.82
Fees to Be Paid	Equity	Company Warrants to Purchase New PubCo Common Shares(4)	457(g)	1,398,481	—	—	—	—(9)
Fees to Be Paid	Equity	Common Stock underlying Company Warrants(5)	457(f)(2)	313,206	$1.27(8)	$397,771.62	.00014760	$58.71
Fees to Be Paid	Equity	Common Stock underlying Company Warrants(5)	457(f)(2)	1,071,852	$7.60(8)	$8,146,075.20	.00014760	$1,202.36
Fees to Be Paid	Equity	Common Stock underlying Company Warrants(5)	457(f)(2)	13,423	$12.66(8)	$169,935.18	.00014760	$25.08
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$566,906,075.08		$83,675.34
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$83,675.34
(1)
Consists of (a) 5,702,791 shares of common stock of DevvStream Corp. (“New PubCo Common Shares”), that will be issued upon the conversion of an equal number of shares of Class A common stock, par value $0.0001 (“Class A Common Stock”), of Focus Impact Acquisition Corp. (“FIAC”) in the SPAC Continuance (as described in the proxy statement/prospectus forming a part of this registration statement (the “proxy statement/prospectus”)); (b) 5,750,000 New PubCo Common Shares that may be issued upon the conversion of an equal number of shares of Class B common stock, par value $0.0001, of FIAC in the SPAC Continuance; (c) 11,991,821 New PubCo Common Shares that may be issued to the holders of Multiple Voting Common Shares or Subordinated Common Voting Shares of DevvStream Holdings Inc. in connection with the Business Combination (as defined in the proxy statement/prospectus); (d) 648,258 New PubCo Common Shares that may be issued to the holders of Converted Options (as described in the proxy statement/prospectus); and (e) 1,070,692 New PubCo Common Shares that may be issued to the holders of Converted RSUs (as described in the proxy statement/prospectus).

(2)
Consists of (a) 11,500,000 warrants to purchase shares of Class A Common Stock underlying units issued in FIAC’s initial public offering (“public warrants”) and (ii) 12,225,000 warrants to purchase shares of Class A Common Stock underlying warrants issued in a private placement simultaneously with the closing of FIAC’s initial public offering (the “private placement warrants” and together with the public warrants, the “FIAC Warrants”), each of which will automatically be converted by operation of law into warrants to acquire New Pubco Common Shares as a result of the SPAC Continuance.

(3)	Represents New PubCo Common Shares to be issued upon the exercise of (i) 11,500,000 public warrants and (ii) 12,225,000 private placement warrants.
(4)
Consists of (a) 11,500,000 warrants to purchase shares of Class A Common Stock underlying units issued in FIAC’s initial public offering (“public warrants”) and (ii) 12,225,000 warrants to purchase shares of Class A Common Stock underlying warrants issued in a private placement simultaneously with the closing of FIAC’s initial public offering (the “private placement warrants”), each of which will automatically be converted by operation of law into warrants to acquire New Pubco Common Shares as a result of the SPAC Continuance.

(5)
Consists of 1,398,481 warrants to purchase Subordinated Voting Company Shares (as converted pursuant to the Business Combination Agreement, the “Company Warrants”), each of which will be converted by operation of law into warrants to acquire New PubCo Common Shares as a result of the Business Combination.

(6)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Common Stock of FIAC on the New York Stock Exchange (the “NYSE”) on November 24, 2023 ($11.34 per share of Class A Common Stock). This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

(7)	Represents the exercise price of the FIAC Warrants.
(8)	Represents the exercise price of the applicable Company Warrants, as adjusted pursuant to the Business Combination Agreement
(9)	No registration fee is required pursuant to Rule 457(g) under the Securities Act.

* Immediately prior to the consummation of the Business Combination, FIAC intends to continue from the State of Delaware under the Delaware General Corporation Law to the Province of Alberta, Canada under the Business Corporations Act (Alberta), pursuant to which FIAC’s jurisdiction of incorporation will be changed from the State of Delaware to the Province of Alberta (the “SPAC Continuance”). All securities being registered will be issued by the continuing entity following the SPAC Continuance, which will be renamed “DevvStream Corp.” upon the consummation of the Business Combination.

Table 2: Fee Offset Claims and Sources
N/A

Table 3: Combined Prospectuses
N/A